Exhibit I

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Western Asset Investment Grade Defined Opportunity Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$192,552,390	0.0001476	$28,420.73

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$192,552,390

Total Fees Due for Filing			$28,420.73

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$28,420.73